Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-286387, 333-272488, 333-279336, 333-281531, 333-274451 and 333-282704), the Registration Statements on Form S-3 (File Nos. 333-271648 and 333-292032), and the Registration Statements on Form S-8 (File Nos. 333-271778, 333-268360, 333-290808 and 333-293417) of Tenon Medical, Inc. (the “Company”) of our report dated March 27, 2026, relating to the Company’s financial statements as of December 31, 2025 and 2024, and for each of the years then ended, which appears in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
March 27, 2026